EXHIBIT 99.1

                        IPWIRELESS, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 2006 and 2005

                   (With Independent Auditors' Report Thereon)

                        IPWIRELESS, INC. AND SUBSIDIARIES



                                TABLE OF CONTENTS



                                                                            PAGE

Independent Auditors' Report                                                  1

Consolidated Balance Sheets                                                   2

Consolidated Statements of Operations                                         3

Consolidated Statements of Convertible Preferred Stock, Stockholders'
   Deficit and Comprehensive Loss                                             4

Consolidated Statements of Cash Flows                                         5

Notes to Consolidated Financial Statements                                    6

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
IPWireless, Inc.:


We have audited the accompanying consolidated balance sheets of IPWireless, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, convertible preferred stock, stockholders' equity (deficit) and comprehensive loss, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IPWireless, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in note 2(t) to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

As discussed in note 2(v) to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Statements of Position (FSP) 150-5, Issuer's Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable.


(signed) KPMG LLP


Mountain View, California
May 4, 2007

                        IPWIRELESS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2006 and 2005
               (In thousands, except share and per share amounts)


                                                            2006         2005
                                                          --------     --------
                     ASSETS
Current assets:
  Cash and cash equivalents                               $ 10,555     $ 19,395
  Restricted cash                                             --            277
  Accounts receivable                                           44           21
  Inventories                                                2,962        3,036
  Deferred inventory costs                                  45,573       36,533
  Prepaid expenses and other current assets                  2,136        4,495
                                                          --------     --------
    Total current assets                                    61,270       63,757
Property and equipment, net                                  1,573        5,092
Other assets                                                   407          361
                                                          --------     --------
    Total assets                                          $ 63,250     $ 69,210
                                                          ========     ========

  LIABILITIES, CONVERTIBLE PREFERRED STOCK AND
              STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                        $  9,859     $ 10,567
  Accrued expenses                                           5,440        5,344
  Deferred revenue                                          65,242       42,264
  Provision for loss contract                                4,175         --
  Convertible notes                                          7,797         --
  Other current liabilities                                  2,721         --
  Obligations under line of credit, current
   portion                                                     345        4,042
                                                          --------     --------
    Total current liabilities                               95,579       62,217
Obligations under line of credit, long-term
portion                                                       --            345
Warrant liabilities                                         15,565         --
                                                          --------     --------
    Total liabilities                                      111,144       62,562
                                                          --------     --------
Commitments (note 7)

Convertible preferred stock, Authorized
   298,500,000 shares; issued and outstanding
   158,373,272 and 155,459,010 shares in 2006 and
   2005, respectively; aggregate liquidation
   preference of $368,092,000 and $359,490,000 in
   2006 and 2005, respectively                             225,222      214,299
Stockholders' deficit:
   Common stock, $0.001 par value. Authorized
   375,000,000 shares; issued and outstanding
   17,561,475 and 16,300,005 shares in 2006 and
   2005, respectively                                           19           16
Additional paid-in capital                                  19,383       12,552
Accumulated deficit                                       (291,122)    (219,260)
Accumulated other comprehensive loss                        (1,396)        (959)
                                                          --------     --------
    Total stockholders' deficit                           (273,116)    (207,651)
                                                          --------     --------
    Total liabilities, convertible preferred
      stock and stockholders' deficit                     $ 63,250     $ 69,210
                                                          ========     ========



          See accompanying notes to consolidated financial statements.

                        IPWIRELESS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     Years ended December 31, 2006 and 2005
                                 (In thousands)

                                                           2006          2005
                                                         --------      --------
Revenues:
  Products                                               $ 15,882      $ 20,392
  Services                                                  1,117         1,274
                                                         --------      --------
    Total revenues                                         16,999        21,666
                                                         --------      --------
Cost of revenues:
  Products                                                 18,804        24,353
  Services                                                    733           280
  Loss on customer contract                                11,224          --
                                                         --------      --------
     Total cost of revenues                                30,761        24,633
                                                         --------      --------
     Gross margin                                         (13,762)       (2,967)
                                                         --------      --------
Operating expenses:
  Research and development                                 20,406        20,797
  Selling and marketing                                    10,978        10,449
  General and administrative                                6,506         6,341
                                                         --------      --------
     Total operating expenses                              37,890        37,587
                                                         --------      --------
     Loss from operations                                 (51,652)      (40,554)
Interest income                                               347           453
Other income, net                                           1,512           312
Gain on sale of intangible assets                             600         2,243
Change in fair value of warrants                          (15,565)         --
Accretion of beneficial conversion feature                 (5,336)         --
Other interest expense                                     (1,399)       (1,044)
                                                         --------      --------
    Loss before income tax benefit                        (71,493)      (38,590)
Income tax benefit                                            162           171
                                                         --------      --------
    Net Loss                                              (71,331)      (38,419)
Dividend on Series C-1 preferred stock                       (531)         (531)
                                                         --------      --------
    Net loss attributable to holders of
     common stock                                        $(71,862)     $(38,950)
                                                         ========      ========








               See accompanying notes to consolidated financial statements.

                        IPWIRELESS, INC. AND SUBSIDIARIES
      Consolidated Statements of Convertible Preferred Stock, Stockholders'
                         Deficit and Comprehensive Loss
                     Years ended December 31, 2006 and 2005
               (In thousands, except share and per share amounts)

PART 1 OF 2 OF SAME TABLE
-------------------------
                                      CONVERTIBLE PREFERRED STOCK
                                          SHARES         AMOUNT
                                      ------------    ------------
Balances, December 31, 2004            133,670,265    $    180,553
Components of comprehensive loss:
  Net loss                                    --              --
  Translation adjustment                      --              --
  Unrealized loss on investments,
   net                                        --              --

   Total other comprehensive loss

Stock-based compensation on options
  issued to nonemployees                      --              --
Issuance of common stock upon
  exercise of stock options                   --              --
Issuance of Series C-1 preferred
  stock upon exercise of warrants            7,500               3
Issuance of Series C-3 preferred
  stock and warrants for cash, net
  of issuance costs of $136             16,643,455          25,664
Issuance of Series D preferred
  stock and warrants for cash, net
  of issuance costs of $170             11,612,943          17,830
Exchange of Series A, Series B, and
  Series C-3 preferred stock for
  common stock                          (6,475,153)         (9,751)
Dividends paid to Series C-1                  --              --
                                      ------------    ------------
Balances, December 31, 2005            155,459,010         214,299
Components of comprehensive loss:
  Net loss                                    --              --
  Translation adjustment                      --              --

   Total other comprehensive loss

Stock-based compensation on options
  granted to nonemployees                     --              --
Share-based compensation on options
  granted to employees                        --              --
Issuance of common stock upon
  exercise of stock options                   --              --
Issuance of Series D preferred
  stock for cash, net of issuance
  costs of $52                           7,741,979          11,948
Exchange of Series C-3 and Series D
  preferred stock for common stock      (4,827,717)         (6,361)
Dividends paid to Series C-1                  --              --
Issuance of beneficial conversion
  feature on convertible notes                --             5,336
                                      ------------    ------------
Balances, December 31, 2006            158,373,272    $    225,222
                                      ============    ============

PART 1 OF 2 OF SAME TABLE
-------------------------

                                                                                                    ACCUMULATED
                                                                     ADDITIONAL                        OTHER           TOTAL
                                             COMMON STOCK             PAID-IN       ACCUMULATED    COMPREHENSIVE   STOCKHOLDERS'
                                         SHARES         AMOUNT        CAPITAL         DEFICIT          LOSS           DEFICIT
                                      ------------   ------------   ------------   ------------    ------------    ------------
Balances, December 31, 2004             13,304,809   $         13          2,183       (180,310)           (406)       (178,520)
Components of comprehensive loss:
  Net loss                                    --             --             --          (38,419)           --           (38,419)
  Translation adjustment                      --             --             --             --              (580)           (580)
  Unrealized loss on investments,
   net                                        --             --             --             --                27              27
                                                                                                                   ------------
   Total other comprehensive loss                                                                                       (38,972)
                                                                                                                   ------------
Stock-based compensation on options
  issued to nonemployees                      --             --                2           --              --                 2
Issuance of common stock upon
  exercise of stock options              1,374,820              1            616           --              --               617
Issuance of Series C-1 preferred
  stock upon exercise of warrants             --             --             --             --              --              --
Issuance of Series C-3 preferred
  stock and warrants for cash, net
  of issuance costs of $136                   --             --             --             --              --              --
Issuance of Series D preferred
  stock and warrants for cash, net
  of issuance costs of $170                   --             --             --             --              --              --
Exchange of Series A, Series B, and
  Series C-3 preferred stock for
  common stock                           1,620,376              2          9,751           --              --             9,753
Dividends paid to Series C-1                  --             --             --             (531)           --              (531)
                                      ------------   ------------   ------------   ------------    ------------    ------------
Balances, December 31, 2005             16,300,005             16         12,552       (219,260)           (959)       (207,651)
Components of comprehensive loss:
  Net loss                                    --             --             --          (71,331)           --           (71,331)
  Translation adjustment                      --             --             --             --              (437)           (437)
                                                                                                                   ------------
   Total other comprehensive loss                                                                                       (71,768)
                                                                                                                   ------------
Stock-based compensation on options
  granted to nonemployees                     --             --                3           --              --                 3
Share-based compensation on options
  granted to employees                        --             --              464           --              --               464
Issuance of common stock upon
  exercise of stock options                 54,540           --                6           --              --                 6
Issuance of Series D preferred
  stock for cash, net of issuance
  costs of $52                                --             --             --             --              --              --
Exchange of Series C-3 and Series D
  preferred stock for common stock       1,206,930              3          6,358           --              --             6,361
Dividends paid to Series C-1                  --             --             --             (531)           --              (531)
Issuance of beneficial conversion
  feature on convertible notes                --             --             --             --              --              --
                                      ------------   ------------   ------------   ------------    ------------    ------------
Balances, December 31, 2006             17,561,475   $         19         19,383       (291,122)         (1,396)       (273,116)
                                      ============   ============   ============   ============    ============    ============


               See accompanying notes to consolidated financial statements.

                        IPWIRELESS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2006 and 2005
                                 (In thousands)

                                                           2006          2005
                                                         --------      --------
Cash flows from operating activities:
 Net loss                                                $(71,331)      (38,419)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
  Share based compensation                                    467             2
  Accretion of beneficial conversion feature                5,336          --
  Change in fair value of warrants                         15,565          --
  Depreciation and amortization                             4,001         2,337
  Provision for allowance for doubtful accounts              --             (57)
  Anticipated loss on customer contract                    11,224          --
  Loss on disposal of property and equipment                 --            (815)
  Net gain on disposal of intangible assets                  (600)       (2,243)
  Changes in operating assets and liabilities:
   Accounts receivable                                        (23)          484
   Inventories                                                 74          (571)
   Deferred inventory costs                               (16,089)       (3,860)
   Prepaid expenses and other assets                        2,313        (1,365)
   Accounts payable                                          (708)       (3,064)
   Accrued expenses                                            96          (374)
   Deferred revenue                                        22,978        (1,793)
   Other current liabilities                                2,721           (34)
                                                         --------      --------
      Net cash used in operating activities               (23,976)      (49,772)
Cash flows from investing activities:
 Purchases of property and equipment                       (1,931)       (2,674)
 Proceeds from sale of intangible assets, net                 600        15,158
 Proceeds from sales of investments                          --           3,973
                                                         --------      --------
      Net cash provided by (used in) investing
      activities                                           (1,331)       16,457
                                                         --------      --------
Cash flows from financing activities:
 Decrease in restricted cash                                  277          --
 Proceeds from issuance of preferred stock, net            11,948        43,497
 Proceeds from issuance of common stock                         6           617
 Proceeds from issuance of convertible notes                7,797          --
 Repayment of obligations under line of
 credit, net                                               (4,042)       (3,563)
 Payment of dividends                                        (531)         (531)
                                                         --------      --------
      Net cash provided by financing activities            15,455        40,020
                                                         --------      --------
Translation adjustment                                      1,012          (553)
                                                         --------      --------
      Net increase (decrease) in cash and cash
      equivalents                                          (8,840)        6,152
Cash and cash equivalents, beginning of year               19,395        13,243
                                                         --------      --------
Cash and cash equivalents, end of year                   $ 10,555        19,395
                                                         ========      ========



               See accompanying notes to consolidated financial statements.

                        IPWIRELESS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2006 and 2005



(1)   ORGANIZATION AND DESCRIPTION OF BUSINESS

      IPWireless, Inc. (the Company), incorporated in Delaware on April 12, 1999, develops and markets mobile broadband internet access technology, chipsets, and equipment for telecommunications original equipment manufacturers and operators. The Company launched its first generation products into commercial networks around the world in 2002.

      These consolidated financial statements have been prepared on a going-concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. The Company has incurred recurring losses from operations and has a net capital deficiency. Therefore, the ability of the Company to continue as a going concern is predicated upon, among other things, the Company's ability to secure sufficient financial resources to fund operating and debt repayment requirements for a reasonable period of time. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

      In April 2007, the Company entered into a definitive agreement for the sale of the Company. The proposed sale transaction includes plans of the new management to address the short-term working capital requirements. Management believes the Company's ability to continue as a going concern is dependent on the successful completion of the sale and subsequent funding from the purchaser.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

      (a)   PRINCIPLES OF CONSOLIDATION

            The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries located in the United States of America, the United Kingdom, and Singapore. All significant intercompany transactions and balances have been eliminated in consolidation.

      (b)   CURRENCIES

            The functional currency of foreign subsidiaries is their local currency. The Company includes gains and losses arising from translation of foreign currency financial statement balances into U.S. dollars in accumulated other comprehensive loss. The Company and its subsidiaries also incur gains and losses on transactions denominated in currencies other than the local currency of the individual entity entering into the transaction. These gains and losses are recognized in the statements of operations as of other income, net.

      (c)   USE OF ESTIMATES

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

      (d)   REVENUE RECOGNITION

            The Company's products include hardware and perpetual license software. The Company's sales arrangements are multiple-element arrangements involving hardware, software, maintenance, and support services. The Company has determined that the software element of its arrangements is more than incidental to the product. Accordingly, the Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.

            Under SOP 97-2, revenue is recognized for an element at the time persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. For the Company, persuasive evidence of an arrangement consists of an executed contract or purchase order. Delivery occurs upon acceptance of the products by the customer or upon delivery of the products to a common carrier, if acceptance is not required in the arrangement. Fees are fixed or determinable and collectibility is probable when the contract fees and deliverables are not subject to refund or adjustment and payment terms do not exceed the Company's standard payment terms. Generally it cannot be concluded that a fee is fixed or determinable at the outset of an arrangement. Therefore revenue is recognized when all obligations of each contract are fulfilled.

            The Company allocates a portion of the total arrangement fee (product and service fees) to maintenance based on vendor-specific objective evidence (VSOE) of fair value. VSOE is based on the price the customers are charged when renewing maintenance contracts after the initial term. The revenue allocated to maintenance is recognized over the term of the maintenance arrangement. Assuming there are no other undelivered elements of the arrangement, the remaining portion of the total arrangement fee is allocated to the product and is recognized upon delivery or customer acceptance provided all other revenue recognition criteria have been met. For sales of the Company's products through resellers, revenue is not recognized until software is sold by the reseller to the end-user customer and provided all other requirements of revenue recognition have been met.

            Deferred revenue includes amounts received from customers or resellers for which revenue has not been recognized. The Company's contracts do not anticipate delivery periods greater than one year. Therefore, costs are classified as current in the accompanying balance sheets. There is, however, uncertainty regarding whether these amounts will be recognized within one year due to the application of the Company's revenue recognition policy.

      (e)   RESEARCH AND DEVELOPMENT EXPENDITURES

            Research and development costs are charged to operations as incurred.

      (f)   INVENTORIES

            Inventories are stated at the lower of actual cost on a first-in, first-out basis or market. Inventories as of December 31, 2006 and 2005 consisted of the following (in thousands):

                                                       2006         2005
                                                     --------     -------
               Purchased components                  $    720         647
               Finished goods                           2,242       2,389
                                                     --------     -------
               Cost of revenues                      $  2,962       3,036
                                                     ========     =======

      (g)   DEFERRED INVENTORY COSTS

            Deferred inventory costs consist of inventories shipped to customers for which revenue is deferred.

      (h)   PROPERTY AND EQUIPMENT

            Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of two years for computer software, three years for computer hardware, five years for equipment and machinery and furniture and fixtures, and one year for trial equipment. Leasehold improvements are amortized over the shorter of the estimated useful lives or the lease term.

      (i)   SOFTWARE DEVELOPMENT COSTS

            Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established, at which time, such costs are capitalized, subject to recoverability. Technological feasibility is established upon the completion of an integrated working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been significant. Accordingly, the Company has charged all costs to research and development expense in the period incurred.

      (j)   INTANGIBLE ASSETS HELD FOR DISPOSAL

            Intangible assets represent acquired multipoint distribution service station licenses (spectrum) which the Company was amortizing over 15 years. Upon the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, the Company ceased amortization of these intangible assets. The licenses could be renewed for nominal costs and, as such, were deemed to have an indefinite useful life. The Company reviewed these intangibles annually for impairment. Due to a change in the Company's business focus, the Company made a decision to dispose of these assets during fiscal 2001.

            In January 2005, the Company completed the sale of a spectrum asset for $2,400,000 in cash and recorded a gain of $1,219,000, net of disposal costs. In March 2005, the Company completed the sale of a second spectrum asset with some related equipment for $12,750,000 in cash and recorded a gain of $1,024,000, net of disposal costs.

            In July 2006, the Company completed the sale of its remaining spectrum asset for $600,000 in cash. The remaining spectrum asset was previously fully impaired due to the Company's assessment that it had no value. As a result the Company recognized the full amount as a gain on sale.

      (k)   CONCENTRATION OF CREDIT RISK

            The Company's concentration of credit risk consists principally of cash and cash equivalents in excess of federally insured amounts and accounts receivable. The Company believes its cash equivalents are held by financial institutions that have minimal risk of default. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral for sales made on credit. Bad debt expense for 2006 and 2005 was $0 and $0, respectively.

            The following customers accounted for more than 10% of total revenues the years ended December 31, 2006 and 2005:

                                                            REVENUE
                                                         2006         2005
                                                     ------------  ------------
                Customer A                                 --%          11%
                Customer B                                 --           12
                Customer C                                 --           34
                Customer D                                 --           25
                Customer E                                10            --
                Customer F                                42            --
                Customer G                                22            --

            One customer accounted for 69% of the gross outstanding accounts receivable at December 31, 2006. No other accounted for more than 10% of gross outstanding accounts receivable at December 31, 2006 or December 31, 2005.

      (l)   ACCOUNTS RECEIVABLE

            Accounts receivable are reported net of amounts billed for which revenue has not been recognized. The Company has gross trade receivables of $7,950,000 and $5,514,000 at December 31, 2006 and December 31, 2005, respectively.

      (m)   ADVERTISING COSTS

            Advertising costs are charged to expense as incurred. For the years ended December 31, 2006 and 2005, the Company incurred $397,000 and $428,000 of advertising costs, respectively.

      (n)   ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS

            Long-lived assets consist of property, equipment, and intangible assets. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value, less cost to sell.

      (o)   CASH EQUIVALENTS

            Cash equivalents are highly liquid investments with original maturities of three months or less at the date of purchase. Cash equivalents as of December 31, 2006 and 2005 of $0 and $9,000, respectively, consisted of money market accounts.

      (p)   RESTRICTED CASH

            Restricted cash as of December 31, 2005 consisted of collateral for letters of credit for facilities leases.

      (q)   FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amounts of the Company's cash equivalents, accounts receivable, accounts payable and line of credit approximate their respective fair values due to the highly liquid nature of these instruments.

      (r)   LOSS ON CUSTOMER CONTRACT

            If actual and estimated costs to complete a contract indicate a loss, provision is made for the loss anticipated on the contract. In 2006, the Company recorded an expense of $11,224,000 to cost of revenues related to a loss on a customer contract. Of this cost, $7.0 million was recorded as a reduction to deferred inventory costs. Future revenue recognized on the contract will thereby be associated with no margin. A liability of $4.2 million is also recorded for additional estimated costs.

      (s)   INCOME TAXES

            Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (t)   SHARE-BASED PAYMENTS

            Prior to January 1, 2006 the Company accounted for stock-based compensation for employees under the intrinsic value method of Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees, as interpreted by FASB Interpretation 44 (FIN
            44), and elected the disclosure-only requirements of SFAS 123, Accounting for Stock-Based Compensation and SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment to FASB Statement No. 123.

            If the Company had accounted for all stock-based compensation in accordance with the fair-value method, the Company's reported net loss for the year ended December 31, 2005 would have been increased as follows (in thousands):

                 Net loss attributable to holders of common stock,
                  as reported                                        $(38,950)
                 Deduct stock-based compensation included in
                  determination of net loss                                 2
                 Add stock-based compensation determined under
                  fair-value-based method                                (977)
                                                                     --------
                 Pro forma net loss attributable to holders of
                   common stock as if the fair-value-based method
                   had been applied to all awards                    $(39,925)
                                                                     ========

            The weighted average grant date fair value of stock options granted to employees during the year ended December 31, 2005 was $0.10. The fair value of these options was estimated using the Black-Scholes option pricing model with the following assumptions:

                   Risk-free interest rate                                4%
                   Dividend yield                                         0%
                   Weighted average expected option life                4 years
                   Volatility                                            90%


            Effective January 1, 2006 the Company adopted SFAS No. 123R, Share-based Payment (SFAS 123R), using the modified prospective transition method, which requires the measurement and recognition of compensation expense beginning January 1, 2006 for all share-based payment awards made to employees and directors to be recognized based on fair values. Under the modified prospective method, the provisions of SFAS No. 123R apply to all awards granted or modified after the date of adoption. In addition, the unrecognized expense of awards not yet vested at the date of adoption, determined under the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), are recognized in net income in the periods after the date of adoption.

            The Company has elected to use the Black-Scholes option pricing model to determine the grant date fair value of its share based awards. In accordance with SFAS 123R, the Company will recognize the compensation cost of stock based awards on a straight-line vesting basis over the requisite service period of each award, which is generally the vesting period.

            The expected term was calculated based on the simplified method as permitted by the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) 107, Share-Based Payment. The computation of expected volatility was based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk free interest rate was based on a treasury instrument whose term is consistent with the expected life of the stock options. As required under SFAS 123R, management made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. The fair value of options granted for the year ended December 31, 2006 was estimated at the date of grant using the following assumptions:

                 Risk-free interest rate                                  5%
                 Dividend yield                                           0%
                 Weighted average expected option life                6.25 years
                 Volatility                                              60%


            The results for the year ended December 31, 2006 include share-based compensation expense of $464,000 in the following expense categories of the consolidated statements of operations (in thousands):

                    Cost of revenues                           $      5
                    Operating expenses:
                      Research and development                      142
                      Sales and marketing                           124
                      General and administrative                    193
                                                               --------
                       Total share-based compensation in
                       operating expenses                           459
                                                               --------
                       Total share-based compensation          $    464
                                                               ========

            If the Company had continued to account for stock based compensation using the intrinsic value method, compensation expense for the year ended December 31, 2006 would have been $3,000.

      (u)   ACCUMULATED OTHER COMPREHENSIVE LOSS

            Accumulated other comprehensive loss includes net loss and foreign currency translation adjustments.

                                                    2006     2005
                                                   ------   ------
             Beginning balance                     $  959      406
             Translation adjustment                   437      580
             Unrealized loss on investments, net     --        (27)
                                                   ------   ------
               Total other comprehensive loss      $1,396      959
                                                   ======   ======

      (v)   CHANGE IN ACCOUNTING PRINCIPLE)

            In June 2005, the FASB issued FSP 150-5, Issuer's Accounting under FASB Statements No. 150 for Freestanding Warrants and Other Similar Instruments on Share that are Redeemable (FSP 150-5). FSP 150-5 specifies that a warrant for puttable shares must be recorded as a liability even if the share repurchase feature is conditioned on a defined contingency. The Company's convertible preferred stock was issued with warrants, which are more fully disclosed in note 6(b). FSP 150-5 is effective for reporting periods beginning after June 30, 2005.

            In January 2006, the Company adopted FSP 150-5. The affect of the adoption was not material to warrant a cumulative effect of change in accounting principle. The warrants have been classified as liabilities and recorded at their estimated fair values. Subsequent changes in fair value of the redeemable preferred stock warrants will be recorded as a change in fair value of warrants in the statement of operations.

(3)   PROPERTY AND EQUIPMENT

      A summary of property and equipment as of December 31, 2006 and 2005 follows (in thousands):

                                                       2006         2005
                                                     --------     -------
          Computer hardware                          $  3,108       2,609
          Equipment and machinery                       4,466       3,651
          Computer software                               503         392
          Furniture and fixtures                          359         313
          Trial equipment                               7,672       7,880
                                                     --------     -------
                                                       16,108      14,845
          Less accumulated depreciation and
           amortization                                14,535       9,753
                                                     --------     -------
                                                     $  1,573       5,092
                                                     ========     =======

      For the years ended December 31, 2006 and 2005, the Company incurred $4,001,000 and $2,337,000 of depreciation expense, respectively.

(4)   ACCRUED EXPENSES

      A summary of accrued expenses as of December 31, 2006 and 2005 follows (in thousands):

                                                       2006         2005
                                                     --------     -------
          Accrued compensation                       $    967       1,007
          Accrued professional fees                       260         964
          Accrued inventory received not invoiced       1,470         991
          Accrued other                                 2,743       2,382
                                                     --------     -------
                                                     $  5,440       5,344
                                                     ========     =======

(5)   CONVERTIBLE NOTES

      In September and October 2006, the Company sold 5,031,031 convertible notes to current investors for total consideration of $7,797,000. Each of the notes was due and payable or convertible at the option of the holder on December 31, 2006 unless converted automatically prior to maturity in the event of a sale of the Company or an additional equity financing in excess of $10 million. The maturity date of the notes was subsequently extended to June 30, 2007. In connection with the issuance of the notes, the investors also received the right to receive warrants to purchase up to 2,515,481 shares of Series D preferred stock at a price of $1.55 per share. The warrants vest at a rate of 1/18 per month from the date of issuance of the underlying convertible notes and are issuable only upon conversion of the notes.

      Upon occurrence of a conversion event the principal amount is converted into such number of shares of Series D Preferred Stock equal to the quotient obtained by dividing (a) the full initial principal amount by (b) $1.55. In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (EITF 98-5), the Company recorded an aggregate of $5,336,000 of the proceeds, which is equal to the intrinsic value of the embedded beneficial conversion feature as of the commitment date, to additional paid-in capital and a discount against the Convertibles Notes. The full amount of the discount on the notes payable was accreted over the note maturity period to interest expense.

(6)   CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

      (a)   COMMON STOCK

            As of December 31, 2006, the Company has reserved 158,722,292 shares of common stock for issuance upon the conversion of the Series A, B, C, C-1, C-3, C-4 and D convertible preferred stock, 30,434,798 shares of common stock for issuance upon exercise of options granted under the stock-based compensation plan, and 18,229,525 shares of common stock for issuance upon the exercise of warrants and options granted outside of the stock-based compensation plan.

      (b)   CONVERTIBLE PREFERRED STOCK

            The Company has authorized 298,500,000 shares of convertible preferred stock as of December 31, 2006 as follows:

                                                      SHARES
                                       SHARES       ISSUED AND    LIQUIDATION
                                     AUTHORIZED    OUTSTANDING     PREFERENCE
                                    ------------   ------------   ------------
                Series A               7,500,000      7,452,000   $  1,244,000
                Series B              33,900,000     33,573,321     25,180,000
                Series C              27,000,000      2,975,169     10,145,000
                Series C-1             2,800,000      2,683,161     11,253,000
                Series C-3           123,000,000     90,483,668    259,462,000
                Series C-4            20,000,000           --             --
                Series D              84,300,000     21,205,953     60,808,000
                                    ------------   ------------   ------------
                                     298,500,000    158,373,272   $368,092,000
                                    ============   ============   ============

            In October 2006, in connection with the sale of convertible notes, 729,615 shares of Series D preferred stock held by an investor who did not participate in the financing, were converted on a one-for-four basis into 182,404 shares of common stock.

            In August 2006, the Company sold 2,580,646 shares of Series D preferred stock at $1.55 per share for total proceeds of $4,000,000. In connection with the sale the Company issued warrants to the investors to purchase up to an additional 2,580,646 shares of Series D preferred stock at $1.55 per share. Half of these warrants vest at a rate of 1/18 per month from the date of issuance and half vest only if certain future product purchase commitments are met by the investor.

            In March 2006, the Company sold 5,161,333 shares of Series D preferred stock at $1.55 per share for total proceeds of $8,000,000. In connection with the sale the Company issued warrants to investors to purchase up to an additional 2,580,649 shares of Series D preferred stock at $1.55 per share. These warrants vest at a rate of 1/18 per month from date of issuance. In addition, shares of Series

            C-3 preferred stock held by one stockholder not participating in the financing were automatically converted into shares of common stock on a one-for-four basis. As a result 4,098,102 shares of Series C-3 preferred stock were converted into 1,024,526 shares of common stock.

            In December 2005, the Company sold 11,612,943 shares of Series D preferred stock to a number of investors at $1.55 per share for total proceeds of $18.0 million. In connection with the sale, the Company issued warrants to investors to purchase up to an additional 3,870,968 shares of Series D preferred stock at a price of $1.55 per share. These warrants vest at a rate of 1/18 per month from the date of issuance. The Company also issued warrants to one investor to purchase up to an additional 6,451,613 shares of Series D preferred stock at a price of $1.55 per share. Half of these warrants vest at a rate of 1/18 per month from the date of issuance and half vest only if certain future product purchase commitments are met by the investor. Those future purchase commitments have not been met in fiscal 2006. In addition, shares of Series C-3 preferred stock held by one stockholder not participating in the financing were automatically converted into shares of common stock on a one-for-four basis. As a result 6,147,154 shares of Series C-3 preferred stock were converted into 1,536,788 shares of common stock.

            In June 2005, the Company sold 2,580,646 shares of Series C-3 preferred stock to an investor at a price of $1.55 per share for total proceeds of $4.0 million. These shares were subsequently converted into shares of Series D preferred stock on a one-for-one basis during the subsequent Series D financing in December 2005.

            In June 2005, the Company sold 6,451,613 shares of Series C-3 preferred stock to an investor at a price of $1.55 per share for total proceeds of $10.0 million. The Company also issued warrants to the investor to purchase up to an additional 5,882,352 shares of Series C-3 preferred stock at a price of $1.70 per share. The warrants vested immediately upon grant. The warrants expired unexercised in September 2006.

            In connection with the sale of Series C-3 preferred stock in February 2005, all shares of Series C-2 preferred stock were automatically converted into shares of Series C-3 preferred stock on a one-for-one basis. As a result, 52,854,596 shares of Series C-2 preferred stock were converted into the same number of shares of Series C-3 preferred stock. In addition, shares of Series A and Series B preferred stock held by certain stockholders not participating in the financing were automatically converted into shares of common stock on a one-for-four basis. As a result 48,000 shares of Series A and 279,999 shares of Series B preferred stock were converted into 83,588 shares of common stock.

            In February 2005, the Company sold 7,611,196 shares of Series C-3 preferred stock to a number of investors at $1.55 per share for net proceeds of $11.8 million. In connection with the sale, the Company also issued warrants to investors to purchase up to an additional 1,902,781 shares of Series C-3 preferred stock at a price of $0.01 per share. The warrants vested immediately upon grant.

            The liquidation rights of the Series A, B, C, C-1, C-3, C-4, and D convertible preferred stock are as follows:

            o Upon any liquidation, dissolution, or winding up of the Company, subject to the Company's payment obligations under the Employee Incentive Plan, the assets of the Company will be distributed in the following priority to holders of Series A, B, C, C-1, C-3, C-4, and D preferred stock:

                - The holders of Series C-1 preferred stock shall first be entitled to receive, on a pari passu basis, an amount equal to all accrued and unpaid dividends on the Series C-1 preferred stock plus the net present value of all remaining unpaid dividends that would have been paid thereafter (through September 30, 2008) on the Series C-1 preferred stock at a 12% discount.

                - After payment of the foregoing preference to the holders of Series C-1 preferred stock, the holders of Series D preferred stock shall be entitled to receive, on a pari passu basis, the greater of (i) 1.85 times the original Purchase Prices of Series D preferred stock plus any declared and unpaid dividends or (ii) the amount distributed upon liquidation if all such shares were converted to common stock.

                - After payment of the foregoing preference to the holders of Series C-1 and D preferred stock, the holders of Series C-3 and C-4 preferred stock shall be entitled to receive, on a pari passu basis, the greater of (i) 1.85 times the original Purchase Price of Series C-3 and C-4 preferred stock respectively plus any declared and unpaid dividends or (ii) the amount distributed upon liquidation if all such shares were converted to common stock.

                - After payment of the foregoing preferences to the holders of Series C-1, C-3, C-4, and D preferred stock, the holders of Series C and C-1 preferred stock shall be entitled to receive, on a pari passu basis, the greater of (i) with respect to the Series C preferred stock, an amount equal to $3.41 per share, plus any declared and unpaid dividends; and
                    (ii) with respect to the Series C-1 preferred stock, an amount equal to $2.5054846 per share, plus any portion of the 2% quarterly dividend and $0.198155 per share annual dividend that remains unpaid, plus any other declared and unpaid dividends, or (iii) the amount distributed to holders of Series C and C-1 preferred stock upon liquidation if all such shares were converted to common stock.

                - After payment of the foregoing preferences to the holders of Series C, C-1, C-3, C-4, and D preferred stock, the holders of Series A and B preferred stock shall be entitled to receive, on a pari passu basis, the greater of (i) $0.167 per share of Series A preferred stock and $0.75 per share of Series B preferred stock plus any declared and unpaid dividends or (ii) the amount distributed upon liquidation if all such shares were converted to common stock.

                - After payment of the foregoing preferences to the holders of Series A, B, C, C-1, C-3, C-4, and D preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock, Series C-3, C-4, and D preferred stock on an as-converted-to-common-stock basis.

            o A sale, conveyance, or other disposition of all or substantially all of the property or business of the Company to an entity in which the Company's stockholders prior to such transaction hold less than 50% of the voting power, or a merger or consolidation with another entity in which the Company's stockholders prior to such transaction own less than 50% of the surviving entity's voting power, or any other transaction in which the Company's stockholders prior to such transaction own less than 50% of the surviving entity's voting power after such transaction, shall be deemed to be a liquidation, dissolution, or winding up of the Company for purposes of the foregoing liquidation preferences.

            The dividend rights of the Series A, B, C, C-1, C-3, C-4, and D convertible preferred stock are as follows:

            o Holders of Series C-1 preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on the Series A, B, C, C-3, C-4, and D preferred stock or common stock at the rate of $0.198155 per year. Such dividends are cumulative and accrue annually from October 1, 2001 to September 30, 2008 whether or not earned or declared. Any such dividends that are not declared as of September 30 of any applicable year shall be added to the original issuance price (subject to certain limitations described in the certificate of incorporation) and the liquidation price of the Series C-1 preferred stock. Additionally, the holders of Series C-1 preferred stock are entitled to receive dividends at the rate of 2% per calendar quarter of the liquidation price of the Series C-1 preferred stock. Such dividends shall be cumulative and accrue quarterly from October 1, 2001 if declared. Such dividends are payable, when and if declared, and any such dividends that are not declared as of the end of any quarter shall be added to the original issuance price (subject to certain limitations described in the certificate of incorporation) and the liquidation price of the Series C-1 preferred stock.

            o The holders of Series D preferred stock are entitled to receive dividends out of any assets legally available, at the rate of $0.124 per share. Such dividends shall be payable prior and in preference to the declaration or payment of any dividend (payable other than in common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on Series A, B, C, C-3, and C-4 preferred stock or common stock of the Company. Such dividends shall be noncumulative and are payable as when, and if declared.

            o The holders of Series C, C-3, and C-4 preferred stock are entitled to receive dividends out of any assets legally available in the amount of $0.27, $0.124, and $0.148, respectively, per annum for each share of such preferred stock. Such dividends are payable prior and in preference to the declaration or payment of any dividend (payable other than in common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on Series A or B preferred stock or common stock of the Company. Such dividends shall be noncumulative and are payable as when, and if declared.

            o The holders of Series A and B preferred stock are entitled to receive dividends out of any assets legally available in the amount of $0.013 and $0.06, respectively, per annum for each share of such preferred stock. Such dividends are payable prior and in preference to the declaration or payment of any dividend (payable other than in common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock) on common stock of the Company. Such dividends shall be noncumulative and are payable as when, and if declared.

            The conversion rights of the Series A, B, C, C-1, C-3, C-4, and D convertible preferred stock are as follows:

            o Each holder of Series A, B, C, C-1, C-3, C-4, and D preferred stock has the right, at the option of the holder at any time, to convert shares of preferred stock into shares of common stock at the conversion ratio as of the date of conversion, calculated as the original issuance price of the preferred stock divided by the conversion price of the preferred stock. The original issuance price of the Series A preferred stock is $0.167 per share; the original issuance price of the Series B preferred stock is $0.75 per share; the original issuance price of the Series C preferred stock is $3.41 per share; the original issuance price of the Series C-1 preferred stock is $2.5054846 per share (subject to adjustment as described above in the description of the Series C-1 dividend rights); the original issuance price of the Series C-3 preferred stock is $1.55 per share; the original issuance price of the Series C-4 preferred stock is $1.85 per share; and the original issuance price of the Series D preferred stock is $1.55 per share.

                The initial conversion price of the Series A preferred stock is $0.167 per share; the initial conversion price of the Series B preferred stock is $0.7333438 per share; the initial conversion price of the Series C preferred stock is $3.2161220 per share; the initial conversion price of the Series C-1 preferred stock is $3.2161220 per share; the initial conversion price of the Series C-3 preferred stock is $1.55 per share; the initial conversion price of the Series C-4 preferred stock is $1.85 per share; and the initial conversion price of the Series D preferred stock is $1.55 per share. As a result, each share of Series A, C-3, C-4, and D preferred stock is convertible into one share of common stock; each share of Series B preferred stock is convertible into 1.022712676 shares of common stock; each share of Series C preferred stock is convertible into
                1.060283161 shares of common stock; and each share of Series C-1 preferred stock is convertible into 0.77903904 shares (subject to adjustment) of common stock.

            o The preferred stock will be automatically converted into common stock, at the then applicable conversion ratio, in the event of the closing of an underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with gross proceeds (net of underwriting discounts and commissions) of at least $50 million and a price to public as set forth in the prospectus relating to the initial public offering, which when multiplied by the total number of shares of common stock outstanding immediately prior to the initial public offering (assuming exercise and conversion into common stock of all outstanding options, warrants, shares of preferred stock, and other convertible and exercisable securities, including any shares reserved for issuance under stock option plans) is at least $296 million.

            o The conversion price of the preferred stock is subject to a proportional adjustment for stock splits, stock dividends and the like, and to other adjustments, if, and to the extent, additional shares are issued below the conversion price of the applicable series of stock.

                The voting rights of the Series A, B, C, C-1, C-3, C-4, and D convertible preferred stock are as follows:

            o The holders of a share of Series A, B, C, C-3, C-4, or D preferred stock are entitled to that number of votes on all matters presented to stockholders equal to the number of shares of common stock then issuable upon conversion of such share of preferred stock.

            o Holders of Series C-1 preferred stock do not have voting rights except in connection with the election of a single director as set forth in the Company's certificate of incorporation, in which event a holder of a share of Series C-1 preferred stock will be entitled to that number of votes equal to the number of shares of common stock then issuable upon conversion of such share of preferred stock.

      (c)   STOCK OPTION PLAN

            In April 1999, the Company adopted the 1999 Stock Option Plan (the
            Plan). Under the Plan, the Company is authorized to grant up to 38,021,114 incentive or nonqualified stock options to purchase shares of common stock. Incentive stock options may be granted to employees at exercise prices not lower than the fair market value of the stock at the date of grant as determined by the board of directors. For incentive stock options and nonqualified stock options granted to a person who, at the time of the grant, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, the per share exercise price must be no less than 110% of the fair market value on the date of the grant as determined by the board of directors. Nonqualified stock options may be granted to employees, officers, directors, and consultants at prices not lower than 85% of the market value of the stock at the date of the grant as determined by the board of directors.

            Options granted under the Plan are exercisable as determined by the board of directors and will expire no later than 10 years from the date of grant. Options generally vest 25% after the first year and ratably over the following three years.

            A summary of activities under the Company's Plan for the years ended December 31, 2006 and 2005 is presented below:

                                               SHARES                   WEIGHTED
                                             AVAILABLE                   AVERAGE
                                            FOR FUTURE     OPTIONS      EXERCISE
                                               GRANT     OUTSTANDING      PRICE
                                           -----------   -----------    --------
            Balance, December 31, 2004       4,141,367    27,722,791      0.20
              Granted                         (613,664)      613,664      0.15
              Exercised                           --      (1,374,820)     0.45
              Cancelled                        906,968      (906,968)     0.19
              Forfeited                        666,301      (666,301)     0.27
                                           -----------   -----------
            Balance, December 31, 2005       5,100,972    25,388,366      0.19
              Granted                         (773,116)      773,116      0.15
              Exercised                           --         (54,540)     0.12
              Cancelled                        579,625      (579,625)     0.21
              Forfeited                      6,631,916    (6,631,916)     0.35
                                           -----------   -----------
            Balance, December 31, 2005      11,539,397    18,895,401      0.23
                                           ===========   ===========
            Options exercisable at:
            December 31, 2005                             22,482,035      0.28
            December 31, 2006                             16,996,705      0.24

            At December 31, 2006, there was $244,000 of total unrecognized compensation cost related to nonvested stock awards. The Company expects to recognize that cost over a weighted average period of approximately 3 years.

            The following table summarizes information concerning stock options outstanding and exercisable as of December 31, 2006:

                                                  OPTIONS OUTSTANDING
                                        ---------------------------------------
                                                       WEIGHTED
                                                        AVERAGE
                                         NUMBER OF     REMAINING     NUMBER OF
                                          OPTIONS     CONTRACTUAL   EXERCISABLE
                  EXERCISE PRICE        OUTSTANDING   LIFE (YEARS)   OPTIONS
                  --------------        -----------   ------------  -----------
                  $    0.017                788,820       2.67         788,820

                       0.083              2,636,773       3.23       2,636,773

                       0.15              10,446,788       6.66       8,548,092

                       0.50               5,023,020       4.88       5,023,020
                                        -----------                -----------
                                         18,895,401                 16,996,705
                                        ===========                ===========

            At December 31, 2006, the total number of shares vested and expected to vest is estimated to be 18,537,238.

            During 2006 and 2005 the Company received $6,000 and $617,000 cash in respect of stock options exercised.

            The weighted average fair value of options granted during the years ended December 31, 2006 and 2005 was $0.11 and $0.10, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes model with the following average assumptions:

                                                                         2006
                                                                      ----------
                    Risk-free interest rate                               5%
                    Dividend yield                                        0%
                    Weighted average expected option life             6.25 years
                    Volatility                                           60%

      (d)   WARRANTS AND STOCK OPTIONS ISSUED OUTSIDE OF THE PLAN

            In August 2006, the Company issued warrants to purchase up to 2,580,646 shares of Series D Preferred Stock, in connection with the Series D financing. Of the warrants issued, half vest at a rate of 1/18 per month from date of issuance. The other half vest only if certain future product purchase commitments are met by the investor. Those future product purchase commitments have not been met in fiscal 2006 and no amounts have been recorded for those warrants. The warrants are classified as liabilities on the balance sheet pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The warrants will be subject to re-measurement at each balance sheet date and any change in fair value will be recognized as a component of change in fair value of warrants in the statements of operations. The fair value of the warrants at balance sheet date was estimated by management using the Black-Scholes option pricing model with the following assumptions: Risk free interest rate 5%, expected life of five years, dividend yield 0% and expected volatility of 60%. The estimated fair value at year end was $1,700,000.

            In March 2006, the Company issued warrants to purchase up to 2,580,649 of Series D Preferred Stock at an exercise price of $1.55 per share, in connection with the Series D financing, which vest at a rate of 1/18 per month. The warrants are classified as liabilities on the balance sheet pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The warrants will be subject to re-measurement at each balance sheet date and any change in fair value will be recognized as a component of change in fair value of warrants in the statements of operations. The fair value of the warrants at balance sheet date was estimated by management using the Black-Scholes option pricing model with the following assumptions:
            Risk free interest rate 5%, expected life of five years, dividend yield 0% and expected volatility of 60%. The estimated fair value at year end was $3,400,000.

            In December 2005, the Company issued warrants to purchase 3,870,968 shares of Series D preferred stock at an exercise price of $1.55 per share, in connection with Series D financing, which vest at a rate of 1/18 per month. In December 2005, the Company also issued warrants to purchase up to 6,451,613 of Series D Preferred Stock at an exercise price of $1.55 per share, in connection with the Series
            D. Of the total issued warrants, half vest at a rate of 1/18 per month from date of issuance. The other half of warrants issued vest only if certain future product purchase commitments are met by the investor. Those future product purchase commitments have not been met in fiscal 2006 and no amounts have been recorded for those warrants. The warrants are classified as liabilities on the balance sheet pursuant to SFAS No. 150, Accounting for Certain Financial

            Instruments with Characteristics of both Liabilities and Equity. The warrants will be subject to re-measurement at each balance sheet date and any change in fair value will be recognized as a component of change in fair value of warrants in the statements of operations. The fair value of the warrants at balance sheet date was estimated by management using the Black-Scholes option pricing model with the following assumptions: Risk free interest rate 5%, expected life of 5 years, dividend yield 0% and expected volatility of 60%. The estimated fair value at year end was $9,350,000.

            In June 2005, the Company issued warrants to purchase 5,882,352 shares of Series C-3 preferred stock at an exercise price of $1.70 per share, in connection with Series C-3 financing, which vested immediately upon grant. These warrants expired unexercised in September 2006.

            In February 2005, the Company issued warrants to purchase 1,902,781 shares of Series C-3 preferred stock at an exercise price of $0.01 per share, in connection with Series C-3 financing, which vested immediately upon grant. The warrants are classified as liabilities on the balance sheet pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The initial fair value of the warrants was $0. The warrants will be subject to re-measurement at each balance sheet date and any change in fair value will be recognized as a component of change in fair value of warrants in the statements of operations. The fair value of the warrants at balance sheet date was estimated by management using the Black-Scholes option pricing model with the following assumptions: Risk free interest rate 5%, expected life of 5 years, dividend yield 0% and expected volatility of 60%. The estimated fair value at year end was $1,115,000.

            In September 2003, the Company issued warrants to purchase 774,192 shares of Series C-3 preferred stock at $1.55 per share in connection with a line of credit (see note 7) of which 50% vested fully upon the grant date and 50% vested upon first draw against the line of credit, which occurred in August 2004. The fair value of the warrants was calculated at the respective vesting dates using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 4%; contractual life of eight years; dividend yield of 0%; and expected volatility of 90%. The fair value of the warrants were $495,000 and $480,000 and are charged to interest expense over the draw-down term on the line of credit and the repayment term of the draw, respectively. The Company recognized $192,000 and $192,000 in interest expense related to these warrants during the years ended December 31, 2006 and 2005, respectively.

            In April 2003, the Company issued options outside of the Plan to purchase 450,000 shares of common stock at $0.15 per share, in connection with consulting services provided to the Company. The options vest at 1/48 per month for as long as the consulting arrangement remains in place. The Company recognized compensation expense of $3,000 and $8,000 in relation to these options during the years ended December 31, 2006 and 2005, respectively. These warrants expired unexercised in December 2006.

(7)   COMMITMENTS

      The Company typically grants customers a warranty which guarantees that products will substantially conform to current specifications for one year from delivery date. Services to be provided under a warranty are consistent with the services performed under support and maintenance purchased by almost all customers. An estimate for warranty expense is recorded at the time of sale based on historical warranty return rates and repair costs.

      Changes in the carrying amount of accrued product warranty costs for the year ended December 31, 2006 are summarized as follows (in thousands):

          Balance at December 31, 2005               $    320
            Product warranty accrual                      404
            Warranty cost incurred                       (605)
                                                     --------
          Balance at December 31, 2006               $    119
                                                     ========


      The Company also indemnifies its customers from third-party claims of intellectual property infringement relating to the use of the products. To date, costs related to these guarantees have been zero and the Company does not estimate the potential impact of these guarantees on its future results to be material.

      The Company is obligated to repurchase inventory held by one vendor if the inventory is not expected to be used within a specific period. As of December 31, 2006 and 2005, $0 and $3,600,000, respectively, in inventory was subject to repurchase.

      The Company leases its facilities in San Bruno, California on an annual basis and has a lease expiring in March 2010 for a facility in Chippenham, England. Rent expense for the years ended December 31, 2006 and 2005 was $902,000 and $705,000, respectively.

      Future minimum rental payments are as follows (in thousands):

          Year ending December 31:
            2007                                     $    795
            2008                                          705
            2009                                          705
            2010                                          353
                                                     --------
             Total minimum lease payments            $  2,558
                                                     ========


      In September 2003, the Company obtained a $10 million line of credit from a lender. Borrowings are payable over 30 months, bear interest at 12%, and are secured by essentially all of the Company's assets. The Company was able to draw on this line through August 31, 2004 with a 90-day extension available if certain liquidity and booking measures were met. The Company drew down the full facility of $10 million in August 2004. At December 31, 2006 the Company owed $345,000 on the line of credit.

      The line of credit contains certain restrictive financial covenants, which require the Company to maintain a minimum level of eligible unrestricted cash equivalents, accounts receivable, bookings, and inventory, as defined, among other items. Covenants in connection with the line of credit also require compliance with certain nonfinancial requirements.

      The Company is not currently party to any legal proceedings or material legal disputes but such disputes and proceedings could arise in the ordinary course of general business activities.

(8)   INCOME TAXES

      Income tax benefit for the years ended December 31, 2006 and 2005 consisted of (in thousands):

                                                  2006     2005
                                                 -----    -----
                Current:
                  Federal                        $  --       --
                  State                             (7)      (7)
                  Foreign                          169      178
                                                 -----    -----
                    Total current tax benefit      162      171
                                                 -----    -----
                Deferred:
                  Federal                           --       --
                  State                             --       --
                  Foreign                           --       --
                                                 -----    -----
                    Total deferred tax benefit      --       --
                                                 -----    -----
                    Total tax benefit            $ 162      171
                                                 =====    =====

      The Company is participating in research and development activities in the United Kingdom, qualifying for a tax credit under United Kingdom tax law. To receive the credit, The Company has surrendered a portion of their net losses that will no longer be available to carryforward and offset against future trading profits. The Company surrendered $1,982,000 of their United Kingdom net operating losses in fiscal 2002 and 2003 to receive a cash credit of $180,000 recorded in fiscal 2005. The Company has made claims in fiscal 2004 and 2005 however cannot conclude on the probability of receiving those cash credits as of the period ended December 31, 2006.

      The December 31, 2006 income tax benefit differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following (in thousands):

                                                      2006        2005
                                                    --------    --------
      Computed "expected" tax                       $ 25,721      13,120
      State taxes                                         (7)         (7)
      Foreign tax                                        169         178
      Current year net operating losses for which
        no tax benefit is recognized                 (25,694)    (13,079)
      Nondeductible expenses                             (27)        (41)
                                                    --------    --------
         Total                                      $    162         171
                                                    ========    ========

      The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below (in thousands):

                                                           2006         2005
                                                         ---------    ---------
          Deferred tax assets:
            Patent and organization costs                $       2            5
            Capitalization of start-up costs                 2,417        5,317
            Capitalization of research and development
            expenses                                        28,592       23,613
            Property and equipment and intangibles           2,270        1,148
            Other accruals                                  11,150        4,212
            Net operating losses and credits
            carryforwards                                   60,152       43,600
                                                         ---------    ---------
              Total gross deferred tax assets              104,583       77,895
            Valuation allowance                           (104,583)     (77,895)
              Total deferred tax assets                       --           --
                                                         ---------    ---------
              Total deferred tax liabilities                  --           --
                                                         ---------    ---------
              Net deferred tax assets (liabilities)      $    --           --
                                                         =========    ---------

      Tax expense to date has consisted of minimum state franchise tax which is recorded as a component of general and administrative expense.

      The Company has net operating loss carryforwards for U.S. federal, California, United Kingdom, and Singapore income tax purposes of approximately $149,855,000, $111,195,000, $10,534,000, and $998,000,
      respectively. The U.S. federal and California net operating loss carryforwards will begin to expire in 2016 and 2007, respectively. The Company also has research credit carryforwards for federal income tax purposes of approximately $77,000. The federal research credit carryforwards will begin to expire in the year 2021.

      Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable; therefore, management has established a valuation allowance for that portion of deferred tax assets. The valuation allowance for deferred tax assets was $104,583,000 as of December 31, 2006. The increase in the valuation allowance for deferred tax assets was $26,688,000 and $13,776,000 for the years ended December 31, 2006 and 2005, respectively.

      Federal and California tax laws impose restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company which constitutes an "ownership change," as defined by the Internal Revenue Code, Section 382. Should there be an ownership change, the Company's ability to utilize existing carryforwards could be substantially restricted.

(9)   SUBSEQUENT EVENTS

      In January 2007 the Company paid the last installment on the line of credit. The Company has no remaining obligations with respect to this facility.

      On April 6, 2007, the Company and its shareholders entered into an agreement and plan of merger with NextWave Wireless Inc. to sell all of the outstanding capital stock of the Company. Pursuant to the definitive merger agreement the merger consideration consists of approximately $100 million to be paid at closing by $25 million in cash and $75 million in shares of common stock of NextWave Wireless Inc. As specified in the Merger Agreement, additional consideration of up to $135 million may be earned upon the achievement of certain revenue milestones over a three-year period based on certain criteria set forth in the Merger Agreement. The sale of the Company remains subject to various closing conditions.